EXHIBIT 5.01

                         [MONROE & LEMANN LETTERHEAD]

                              December 16, 1996

Riviana Foods Inc.
2777 Allen Parkway
16th Floor
Houston, TX 77019

Gentlemen:

      We have acted as counsel to Riviana Foods Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission on December 16, 1996, covering 2,187,908 shares of the common stock, $1 per share par value (the "Common Stock"), of the Company owned by certain stockholders of the Company (the "Selling Stockholders").

      In acting as counsel to the Company, we have examined and relied upon the Company's Restated Certificate of Incorporation and By-laws, each as amended to date, the records of proceedings of its directors, the Registration Statement and exhibits thereto, and upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to form the basis for the opinions hereinafter set forth.

      Based upon the foregoing, we are of the opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

      2. The Common Stock to be sold by the Selling Stockholders in the manner described in the Registration Statement is legally issued, fully paid, and non-assessable.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the reference to us under the caption "Legal Matters" in the Prospectus that forms a part of said Registration Statement.

                                    Very truly yours,

                                    /s/ MONROE & LEMANN
                                        Monroe & Lemann